Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNCCORP, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-130556, 333-03512, 333-98647, 333-58584, 333-130559) on Form S-8 of BNCCORP, Inc. of our report dated March 26, 2007, with respect to the consolidated balance sheets of BNCCORP, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 10-K of BNCCORP, Inc.

(signed) KPMG LLP

Minneapolis, Minnesota

March 26, 2007